Bausch & Lomb Incorporated

                          Exhibit 10-A

        1998 Amendment to the Bausch & Lomb Incorporated
                    1990 Stock Incentive Plan

                               I.

A new sentence is added at the end of Section 1 to read as follows:

It is intended that awards granted under the Plan will comply with the requirements of Code Section 162(m) as it relates to allowing for deduction by the Company of compensation paid to executives, unless otherwise designated by the Committee in accordance with Section 11 herein.

                               II.

The text of current Section 4 is hereby redesignated as Section
4(a) and a new Section 4(b) is hereby added to read as follows:

 (b) Subject to adjustment as provided in Sections 9 and 10, unless and until the Committee determines that an award under the Plan to an officer who, as of the date of vesting and/or payout of the award, as applicable, is, or reasonably may be expected to be, one of the group of "covered employees," as defined in the regulations promulgated under Code Section 162(m), or any successor statute (a "Covered Employee") shall not be designed to comply with the performance-based exception from the tax deductibility limitations of Code Section 162(m) (the "Performance Based Exception"), the following rules shall apply to grants of such awards under the Plan:

     (1) Stock Options: The maximum aggregate number of shares of Class B stock that may be granted in the form of options, pursuant to any award granted in any one fiscal year to any one single participant shall be five hundred thousand (500,000).

     (2) Alternate Rights: The maximum aggregate number of shares of Class B stock that may be granted in the form of stock appreciation rights or accelerated rights pursuant to any award granted in any one fiscal year to any one single participant shall be five hundred thousand (500,000).

     (3) Stock Grants: The maximum aggregate grant with respect to awards of Stock Grants granted in any one fiscal year to any one participant shall be two hundred fifty thousand (250,000) shares.

                              III.

Section 8 prior to Section 8(a) shall be amended to read as follows:

The Committee may make a grant, evidenced by such written agreement as the Committee shall, from time to time, prescribe, to any officer or other key employee consisting of a specified number of shares of the Company's Class B stock, as defined in
Section 4 ("Stock Grants"). A Stock Grant shall be neither an option nor a sale. The Committee, in its discretion, shall decide whether any Stock Grant shall be subject to certain conditions and restrictions, such conditions and restrictions designated by the Committee. In such a case, appropriate written notice of the conditions and restrictions shall be set forth in the document effecting the grant ("Restricted Stock"). Restricted Stock shall be subject to, but not limited to, the following conditions and restrictions:

                               IV.

Section 9 is hereby amended to read as follows:

9. Recapitalization. In the event there is any recapitalization in the form of a stock dividend, distribution, split, subdivision or combination of shares of Common stock of the Company, resulting in an increase or decrease in the number of Common shares outstanding, and there is not a corresponding recapitalization in the Class B shares, the number of Class B shares then available for grants or options under the Plan or covered by then outstanding grants or options or authorized pursuant to Section 16 of the Plan shall not change. In such a case, the award limits set forth in Section 4(b) hereof shall also not change. However, a proportionate adjustment shall be made in the number of shares of Common stock the aggregate value of which will determine the purchase price of a Class B share or which are exchangeable by the Company for a Class B share. In the event there is a recapitalization resulting in an increase or decrease in the number of Common shares outstanding and there is a corresponding increase or decrease in the number of Class B shares outstanding, the number of Class B shares available or authorized under the Plan, the number of shares covered by outstanding grants or options and the price per share thereof in each such grant or option, and the award limits set forth in
Section 4(b) of the Plan shall be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price.

                               V.

A new sentence is added at the end of Section 10 to read as follows:

The award limits designated in Section 4(b) shall also be adjusted in such a case so that the Plan shall thereafter cover the number and class of shares equivalent to the shares covered by the Plan immediately prior to such event.

                               VI.

Current Sections 11 through 16 are renumbered 13 through 18, respectively, and all references to such Sections within the Plan shall also change accordingly.

                              VII.

A new Section 11 is added to read as follows:

11.  Compliance with Code Section 162(m). At all times when Code
Section 162(m) is applicable, all awards granted under this Plan shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Committee determines that such compliance is not desired with respect to any award or awards available for grant under the Plan, then compliance with Code Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any award or awards available under the Plan, the Committee may, subject to the terms of the Plan, make any adjustments it deems appropriate.

                              VIII.

A new Section 12 is added to read as follows:

12. Performance-Based Awards. The performance measure(s) to be used for purposes of grants to Covered Employees which are designed to qualify for the Performance-Based Exception, the attainment of which may determine the degree of payout and/or vesting with respect to such awards, shall be chosen from among:

    (a) Earnings per share;
    (b) Net income (before or after taxes);
    (c) Return on assets, return on equity, and return on sales;
    (d) Cash flow return on investments which equals net cash flow divided by shareholders' equity;
    (e) Share price, growth in share price, and total shareholder return; and
    (f) Changes in Economic Value Added.

The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals; provided, however, that awards which are designed to qualify for the Performance-Based Exception, and which are held by a Covered Employee, may not be adjusted upward (the Committee shall retain the discretion to adjust such awards downward).

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

                               IX.

Except as provided herein, the Plan shall remain in full force and effect.